                                                                 EXHIBIT 4.16.14


--------------------------------------------------------------------------------


                          CAPSTAR COMMUNICATIONS, INC.
                        (formerly SFX Broadcasting, Inc.)

                                   as Issuer,

                                 THE GUARANTORS

                                       and

                            THE CHASE MANHATTAN BANK

                                   as Trustee


                         ------------------------------

                        THIRTEENTH SUPPLEMENTAL INDENTURE

                          Dated as of November 12, 1999

                                       to

                                    INDENTURE

                            Dated as of May 31, 1996

                         ------------------------------

                        10 3/4% SENIOR SUBORDINATED NOTES

                                    DUE 2006



--------------------------------------------------------------------------------

                        THIRTEENTH SUPPLEMENTAL INDENTURE


         THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of November 12, 1999, by and among Capstar Communications, Inc., a Delaware corporation (the "Company"); and Capstar Communications California, Inc., a Delaware corporation; Liberty Broadcasting of Albany Incorporated, a New York corporation; Liberty Broadcasting of New York, Inc., a New York corporation; Parker Broadcasting Company, a California corporation; WBAB, Inc., a New York corporation; WBLI, Inc., a New York corporation; WGBB, Inc., a New York corporation; WGNA, Inc., a New York corporation; WGNA-FM, Inc., a New York corporation; WHFM, Inc., a New York corporation; WHJJ, Inc., a Rhode Island corporation; WHJY, Inc., a Rhode Island corporation; WPYX, Inc., a New York corporation; WSNE, Inc., a Rhode Island corporation; and WTRY, Inc., a New York corporation (each a "Guarantor"); and Capstar Radio Operating Company, a Delaware corporation; and Capstar TX Limited Partnership, a Delaware limited partnership (together, the "New Guarantors"); and The Chase Manhattan Bank, as trustee under the indenture referred to below (the "Trustee").

                                 R E C I T A L S

         WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an Indenture dated as of May 31, 1996 (the "Indenture"), providing for the issuance of an aggregate principal amount of $450,000,000 of 10 3/4% Senior Subordinated Notes due 2006 (the "Notes");

         WHEREAS, the Company, the Guarantors, the New Guarantors and the Trustee desire by this Thirteenth Supplemental Indenture, pursuant to and as contemplated by Sections 9.01 and 9.02 of the Indenture, to amend certain provisions therein;

         WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Company's Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein;

         WHEREAS, the execution and delivery of this Thirteenth Supplemental Indenture has been authorized by resolutions of the Boards of Directors of the Company, the Guarantors and the New Guarantors;

         WHEREAS, the Company has requested that the holders of the Notes consent to and approve the amendments set forth herein;

         WHEREAS, the Company has received written consents to such amendments from holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes outstanding; and

         WHEREAS, all conditions and requirements necessary to make this Thirteenth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

         NOW THEREFORE, in consideration of the above premises each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

                                   ARTICLE ONE

                    DEFINITIONS AND OTHER GENERAL PROVISIONS

         Section 1.1. Capitalized Terms. Each capitalized term used herein without definition shall have the meaning assigned to such term in the Indenture.

         Section 1.2. Effectiveness. This Thirteenth Supplemental Indenture shall be effective upon execution by the parties hereto.

         Section 1.3. Incorporation of Thirteenth Supplemental Indenture into Indenture. This Thirteenth Supplemental Indenture is executed by the Company, the Guarantors, the New Guarantors and the Trustee pursuant to the provisions of Sections 4.15, 9.01 and 9.02 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes upon the effectiveness of this Thirteenth Supplemental Indenture. The Indenture, as amended and supplemented by this Thirteenth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

         Section 1.4. Effect of Headings. The Articles and Section Headings herein are for convenience only and shall not affect the construction hereof.

         Section 1.5. Governing Law. The internal law of the state of New York shall govern and be used to construe this Thirteenth Supplemental Indenture.

         Section 1.6. Counterparts. This Thirteenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 1.7. Recitals. The recitals contained herein shall be taken as the statements of the Company, the Guarantors and the New Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Thirteenth Supplemental Indenture.

                                   ARTICLE TWO

                             AMENDMENTS TO INDENTURE

         Section 2.1. (a) Section 1.01 of the Indenture is amended to delete the following definitions in their entirety:

         "Acquired Debt"
         "Advertising Business"
         "Asset Sale"
         "Attributable Debt"
         "Broadcast Business"
         "Cash Equivalents"
         "Change of Control"
         "Commitment Letter"
         "Consolidated Cash Flow"
         "Consolidated Indebtedness"
         "Consolidated Interest Expense"
         "Consolidated Net Income"
         "Consolidated Net Worth"
         "Continuing Directors"
         "Dallas Disposition"
         "Debt to Cash Flow Ratio"
         "Disposition"
         "Disposition Debt"
         "Disqualified Stock"
         "Equity Interests"
         "Exchange Notes"
         "Existing Indebtedness"
         "Existing MMR Indebtedness"
         "Fair Market Value"
         "Houston Exchange"
         "Investments"
         "Louisville Disposition"
         "Management Termination Agreements"
         "Material Broadcast License"
         "MMR"
         "MMR Merger"
         "MMR Stations"
         "MMR Warrants"

         "Net Income"
         "Net Proceeds"
         "New Credit Agreement"
         "Permitted Disposition Amount"
         "Permitted Investments"
         "Permitted Liens"
         "Permitted Refinancing Debt"
         "Preferred Stock"
         "Preferred Stock Offering"
         "Principal"
         "Registration Rights Agreement"
         "Related Party"
         "Restricted Investment"
         "SCMC"
         "Series B Preferred Stock"
         "Series C Preferred Stock"
         "Series D Preferred Stock"
         "SFX Merger Company"
         "Shared Facilities Agreement"
         "Significant Subsidiary"
         "Washington Disposition"
         "Weighted Average Life to Maturity"
         "Wholly Owned Subsidiary"

         (b) Section 1.02 of the Indenture is amended to delete the following definitions in their entirety:

         "Affiliate Transaction"
         "Asset Sale Offer"
         "Calculation Date"
         "Change of Control Offer"
         "Change of Control Payment"
         "Change of Control Payment Date"
         "Excess Proceeds"
         "incur"
         "insolvent"
         "Offer Amount"
         "Offer Period"
         "Permitted Debt"
         "Purchase Date"
         "Restricted Payments"

         (c) Section 1.01 of the Indenture is amended to delete the last sentence of the definition of "Bank Facilities" in its entirety.

         (d) The following definitions in Section 1.01 of the Indenture are amended and restated in their entirety to read as follows:

                  "Company" means Capstar Communications, Inc. (f/k/a SFX Broadcasting, Inc.) until a successor replaces it pursuant to this Indenture and thereafter means such successor and also includes for the purposes of any provision contained herein and required by the TIA any other obligor on the Notes.

                  "Guarantor" means each of the Persons named as a Guarantor or New Guarantor in the preamble to this Thirteenth Supplemental Indenture and their respective successors and assigns.

         Section 2.2. The following Sections are deleted in their entirety:
3.09, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15,
4.16, 4.17, 4.18, 4.19, 4.20, 11.01, 11.02, 11.03, 11.04, 11.05, 11.06, and
11.07.

         Section 2.3. Section 2.06(h)(ii) of the Indenture is amended to delete the clause ", 3.09, 4.10, 4.14" in its entirety.

         Section 2.4. Section 3.01 of the Indenture is amended to delete the second paragraph thereof in its entirety.

         Section 2.5. The first sentence of Section 3.03 is amended and restated in its entirety to read as follows:

                  "At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address."

         Section 2.6. Section 3.05 of the Indenture is amended and restated in its entirety to read as follows:

         "SECTION 3.05. DEPOSIT OF REDEMPTION OR PURCHASE PRICE.

                  On or prior to 10:00 a.m. Eastern Time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Liquidated Damages, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Liquidated Damages, if any, on all Notes to be redeemed or purchased.

                  If Notes called for redemption are paid or if the Company has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest and Liquidated Damages, if any, on all Notes to be redeemed or purchased, on and after the applicable redemption or purchase date, interest and Liquidated Damages, if any, ceases to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such Notes are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest and Liquidated Damages, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest or Liquidated Damages, if any, not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.01 hereof."

         Section 2.7. Section 3.08 of the Indenture is amended and restated in its entirety to read as follows:

         "SECTION 3.08. MANDATORY REDEMPTION.

                  The Company shall not be required to make mandatory redemption payments with respect to the Notes."

         Section 2.8. The first paragraph of Section 4.01 of the Indenture is amended and restated in its entirety to read as follows:

                  "The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company, any Guarantor or any Affiliate thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company shall pay all Liquidated Damages, if any, in the same manner and on the dates as set forth above and in the amounts set forth in the Registration Rights Agreement."

         Section 2.9. Section 4.13 of the Indenture is amended and restated in its entirety to read as follows:

         "SECTION 4.13. CONTINUED EXISTENCE.

                  Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate, partnership, limited liability company or other existence in accordance its organizational documents (as the same may be amended from time to time) and (ii) the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to the Holders of the Notes."

         Section 2.10. Section 5.01 of the Indenture is amended and restated in its entirety to read as follows:

         "SECTION 5.01. MERGER, CONSOLIDATION, OR SALE OF ASSETS.

                  The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; and (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the Obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form substantially similar to Exhibit D hereto."

         Section 2.11. Section 6.01 of the Indenture is amended and restated in its entirety to read as follows:

         "SECTION 6.01. EVENTS OF DEFAULT.

                  Each of the following constitutes an "Event of Default":

                  (i) a default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by Article 10 hereof);

                  (ii) a default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by Article 10 hereof);

                  (iii)    [intentionally left blank];

                  (iv)     [intentionally left blank];

                  (v)      [intentionally left blank];

                  (vi)     [intentionally left blank];

                  (vii)    [intentionally left blank];

                  (viii)   the Company:

                           (a)      commences a voluntary case,

                           (b) consents to the entry of an order for relief against it in an involuntary case,

                           (c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                           (d) makes a general assignment for the benefit of its creditors, or

                           (e) generally is not paying its debts as they become due; or

                  (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (a)      is for relief against the Company;



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




                           (b)      appoints a Custodian of the Company; or

                           (c)      orders the liquidation of the Company;

                           and the order or decree remains unstayed and in
                  effect for 60 consecutive days.

                           The term "Custodian" means any receiver, trustee,
                  assignee, liquidator or similar official under any Bankruptcy Law.

                           An Event of Default shall not be deemed to have
                  occurred under clause (iv) of this Section 6.01 until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

                           In the case of any Event of Default pursuant to the
                  provisions of this Section 6.01 occurring by reason of any action (or inaction) willfully taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to
                  Section 3.07 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes, anything in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default occurs prior to May 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to May 15, 2001, then the premium payable for purposes of this paragraph for each of the years beginning May 15 of the years set forth below shall be as set forth in the following table expressed as a percentage of the amount that would otherwise be due but for the provisions of this sentence, plus accrued interest and Liquidated Damages, if any, to the date of payment:


YEAR                    PERCENTAGE
----                    ----------
1996                    114.335%
1997                    112.543%
1998                    110.751%
1999                    108.959%
2000                    107.167%"

         Section 2.12. Section 6.02 of the Indenture is amended to delete the following sentence in its entirety:

                  "Notwithstanding the foregoing, if an Event of Default specified in clauses (viii) or (ix) of Section 6.01 hereof occurs with respect to the Company, any of its Significant Subsidiaries or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder."

         Section 2.13. Section 8.03 of the Indenture is amended and restated in its entirety to read as follows:

         "SECTION 8.03. COVENANT DEFEASANCE.

                  Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in
         Section 8.04 hereof, be released from their obligations under the covenants contained in Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant Defeasance"), and the Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes shall not be deemed "outstanding" for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 hereof of the option applicable to this
         Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iv) through 6.01(ix) hereof shall not constitute Events of Default."

         Section 2.14. Section 9.02 of the Indenture is amended and restated in its entirety to read as follows:

         "SECTION 9.02. WITH CONSENT OF HOLDERS OF NOTES.

                  The Company and the Trustee may amend or supplement this Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on the Notes) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes). Any amendment to the provisions of Article 10 hereof will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

                  Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company and each of the Guarantors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and each of the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee's own rights, duties or immunities under this indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

                  It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. However, without the consent of each Holder, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

                           (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

                           (b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes;


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




                           (c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

                           (d) waive a Default or Event of Default in the payment of principal of or premium or Liquidated Damages, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

                           (e) make any Note payable in money other than that stated in the Notes;

                           (f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium or Liquidated Damages, if any, or interest on the Notes;

                           (g) waive a redemption payment with respect to any Note; or

                           (h) make any change in Section 6.04 or 6.07 hereof or in the foregoing amendments and waiver provisions."

         Section 2.15. Section 10.01 of the Indenture is amended to delete the clause "and in Article 11" in its entirety.

                                  ARTICLE THREE

                             AGREEMENT TO GUARANTEE

         Section 3.1. The New Guarantors hereby agree, jointly and severally with all other Guarantors, to guarantee the Company's obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture in the form existing immediately prior to the date hereof and to be bound by all other applicable provisions of the Indenture, including, without limitation, the provisions of Article 10 of the Indenture.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this THIRTEENTH SUPPLEMENTAL INDENTURE to be duly executed as of the date first written above.

                                         THE CHASE MANHATTAN BANK,
                                         as Trustee
                                         By:    /s/ Francine Springer
                                               ---------------------------------
                                         Name:    Francine Springer
                                               ---------------------------------
                                         Title:    Assistant Vice President
                                               ---------------------------------

                                         CAPSTAR COMMUNICATIONS, INC.
                                         CAPSTAR COMMUNICATIONS
                                            CALIFORNIA, INC.
                                         CAPSTAR RADIO OPERATING
                                            COMPANY
                                         LIBERTY BROADCASTING OF
                                            ALBANY INCORPORATED
                                         LIBERTY BROADCASTING OF
                                            NEW YORK, INC.
                                         PARKER BROADCASTING COMPANY
                                         WBAB, INC.
                                         WBLI, INC.
                                         WGBB, INC.
                                         WGNA, INC.
                                         WGNA-FM, INC.
                                         WHFM, INC.
                                         WHJJ, INC.
                                         WHJY, INC.
                                         WPYX, INC.
                                         WSNE, INC.
                                         WTRY, INC.

                                         By:    /s/ W. Schuyler Hansen
                                               ---------------------------------
                                                  W. Schuyler Hansen
                                                  Senior Vice President and
                                                  Chief Accounting Officer



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



                                         CAPSTAR TX LIMITED PARTNERSHIP
                                         By: Capstar Radio Operating Company,
                                         its general partner

                                         By:    /s/ W. Schuyler Hansen
                                               ---------------------------------
                                                  W. Schuyler Hansen
                                                  Senior Vice President and
                                                  Chief Accounting Officer











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